Exhibit 10.20

THE J. M. SMUCKER COMPANY

RESTRICTED STOCK AGREEMENT

WHEREAS, __________ (the “Grantee”) is an employee of The J. M. Smucker Company, an Ohio corporation (the “Company”), or one of its Subsidiaries; and
WHEREAS, the execution of an agreement in the form hereof (this “Agreement”) has been authorized by a resolution of the Executive Compensation Committee (the “Committee”) of the Board, pursuant to The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan (the “Plan”), as of __________ (the “Date of Grant”);
NOW, THEREFORE, the Company hereby grants to the Grantee __________ shares of Restricted Stock (the “Restricted Stock”), effective as of the Date of Grant, subject to the terms and conditions of the Plan and the following additional terms, conditions, limitations and restrictions.
ARTICLE I
DEFINITIONS
All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan.
ARTICLE II

CERTAIN TERMS OF THE RESTRICTED STOCK
1.    Issuance of Restricted Stock. The Restricted Stock covered by this Agreement shall be issued to the Grantee effective upon the Date of Grant. The Restricted Stock shall be registered in the Grantee’s name and shall be fully paid and nonassessable. Any certificates or evidence of award shall bear an appropriate legend referring to the restrictions hereinafter set forth.
2.    Restrictions on Transfer of Shares. The Restricted Stock may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, unless the Restricted Stock has become nonforfeitable as provided in Article II, Section 3 hereof; provided, however, that the Grantee’s rights with respect to such Restricted Stock may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Article II, Section 2 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Stock. The Committee in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the Restricted Stock.
3.    Vesting of Restricted Stock.
(a)    All of the Restricted Stock covered by this Agreement shall become nonforfeitable on the fourth anniversary of the Date of Grant, if the Grantee shall have remained in the continuous employ of the Company or a Subsidiary during that four-year period.
(b)    [Notwithstanding the provisions of Article II, Section 3(a), (i) all of the Restricted Stock covered by this Agreement shall immediately become nonforfeitable if (A) the Grantee is age 60 or greater with at least ten years of service with the Company or its Subsidiaries on the Date of Grant or (B) while the Grantee is employed by the Company or a Subsidiary, the Grantee turns age 60 with at least ten years of service with the Company or its Subsidiaries at any time during the four-year period from the Date of Grant (the applicable date in

(A) or (B), the “Age 60 Vesting Date”) and (ii) as of the Age 60 Vesting Date, the restrictions set forth in Article II, Section 2 shall lapse with respect to 50% of such Restricted Stock and the restrictions set forth in Article II, Section 2 shall lapse with respect to the remaining 50% of such Restricted Stock as of the earlier of the date set forth in Article II, Section 3(a) or the occurrence of the applicable vesting event set forth in Article II, Section 3(c) or (d).] 1
(c)    Notwithstanding the provisions of Article II, Section 3(a) or (b), all of the Restricted Stock covered by this Agreement shall immediately become nonforfeitable or transferable, as applicable, if (i) the Grantee dies or becomes permanently disabled during the four-year period from the Date of Grant or (ii) a Change in Control occurs during the four-year period from the Date of Grant while the Grantee is employed by the Company or a Subsidiary.
(d)    Notwithstanding the provisions of Article II, Section 3(a) or (b), if the Grantee leaves the employ of the Company or a Subsidiary within four years from the Date of Grant under circumstances determined by the Committee to be for the convenience of the Company, the Committee may, when and as permitted by the Plan, determine that all of the Restricted Stock covered by this Agreement shall become nonforfeitable or transferable, as applicable.
4.    Forfeiture of Shares. The Restricted Stock shall be forfeited, except as otherwise provided in Article II, Section 3 above, if the Grantee ceases to be employed by the Company or a Subsidiary prior to the fourth anniversary of the Date of Grant or in the event the Committee determines the Grantee has engaged in Detrimental Activity as such term is defined in the Plan. In the event of a forfeiture, any certificate(s) representing the Restricted Stock or any evidence of direct registration of the Restricted Stock covered by this Agreement shall be canceled.
5.    Dividend, Voting and Other Rights.
(a) Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have all of the rights of a shareholder with respect to the Restricted Stock covered by this Agreement, including the right to vote such Restricted Stock and receive any dividends that may be paid thereon; provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation, or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the Restricted Stock covered by this Agreement.
(b)    Cash dividends on the Restricted Stock covered by this Agreement shall be paid to the Grantee pursuant to the Company’s then-current articles of incorporation and reported on the Grantee’s annual wage and tax statement (Form W-2) as compensation.
6.    Retention of Restricted Stock in Book Entry Form. The Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock until all restrictions thereon will have lapsed.

1 For employees of the Folgers business, use the following for Section 3(b): [Notwithstanding the provisions of Article II, Section 3(a), (i) all of the Restricted Stock covered by this Agreement shall immediately become nonforfeitable if at any time during the four-year period from the Date of Grant, the Grantee has either (A) reached the age of 60 with at least ten years of combined service with the Folgers business and the Company or its Subsidiaries or (B) reached the age of 57½ years of age and has at least twenty years of combined service with the Folgers business and the Company or its Subsidiaries (the applicable date in (A) or (B), the “Age and Service Vesting Date”), or (C) the grantee has satisfied the Age and Service Vesting Date as of the Date of Grant; provided, further, that the Grantee was at least 48 years of age as of November 19, 2008; and (ii) as of the Age and Service Vesting Date, the restrictions set forth in Article II, Section 2 shall lapse with respect to 50% of such Restricted Stock and the restrictions set forth in Article II, Section 2 shall lapse with respect to the remaining 50% of such Restricted Stock as of the earlier of the date set forth in Article II, Section 3(a) or the occurrence of the applicable vesting event set forth in Article II, Section 3(c) or (d).]

ARTICLE III
GENERAL PROVISIONS
7.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
8.    Withholding Taxes. To the extent that the Company or any Subsidiary is required to withhold federal, state, local or foreign taxes in connection with the Restricted Stock or any delivery of Common Shares pursuant to this Agreement, and the amounts available to the Company or such Subsidiary for such withholding are insufficient, it will be a condition to the receipt of Restricted Stock or such delivery that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Grantee hereby elects to satisfy this withholding obligation by having withheld, from the Common Shares otherwise deliverable to the Grantee, Common Shares having a value equal to the amount required to be withheld (except where the Grantee has made an election under Section 83(b) of the Code with respect to the Common Shares subject to delivery). The Common Shares so retained shall be credited against such withholding requirement at the Market Value per Share on the date of such retention. The Company may, at the request of the Grantee, withhold Common Shares for payment of taxes in excess of the minimum amount of taxes required to be withheld; provided, however, that in no event shall the Company withhold Common Shares for payment of taxes in excess of the maximum statutory individual tax rate in the jurisdiction(s) applicable to the Grantee.
9.    Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or Subsidiary, by reason of the (a) transfer of his employment among the Company and its Subsidiaries or (b) a leave of absence approved by a duly constituted officer of the Company or a Subsidiary.
10.    Right to Terminate Employment. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Grantee at any time. Nothing herein shall be deemed to create a contract or a right to employment with respect to the Grantee.
11.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement, or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
12.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall impair the rights of the Grantee under this Agreement without the Grantee’s consent; further provided, however, that the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with (or exemption from) Section 409A of the Code or the Dodd-Frank Wall Street Reform and Consumer Protection Act or any regulations promulgated thereunder.
13.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Stock.
15.    Nature of Grant. The Grantee agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of Restricted Stock is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock, or benefits in substitution of Restricted Stock, even if Restricted Stock have been granted repeatedly in the past; (c) all decisions with respect to future Restricted Stock grants will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the Restricted Stock are not a part of normal or expected pay package for any purposes; (f) if he or she is a Covered Employee, within the meaning of the Company's Clawback of Incentive Compensation Policy (the “Policy”), he or she acknowledges and accepts the terms and conditions of the Policy as in effect on the Date of Grant; and (g) in consideration of the grant of Restricted Stock, no claim or entitlement to compensation or damages will be created by any forfeiture or other termination of the Restricted Stock or diminution in value of the Restricted Stock, and the Grantee releases the Company and its Subsidiaries from any such claim that may arise. If any such claim is found by a court of competent jurisdiction to have been created, then, by signing this Agreement, the Grantee will be deemed irrevocably to have waived the Grantee’s entitlement to pursue such claim.
16.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Stock and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.    Governing Law. This Agreement is made under, and shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

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This Agreement is executed by the Company as of the _____ day of __________.

THE J. M. SMUCKER COMPANY

By:__________________________________________
Name:
Title:

The undersigned hereby acknowledges receipt of an executed original of this Agreement, together with a copy of the prospectus for the Plan, dated __________, summarizing key provisions of the Plan, and accepts the award of Restricted Stock granted hereunder on the terms and conditions set forth herein and in the Plan.

Date: ______________            ____________________________________
Grantee: